EXHIBIT 23 TO FORM 11-K
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Res-Care, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-126279) on Form S-8 of Res-Care, Inc. of our report dated June 6, 2006 relating to the financial statements and supplementary schedule of the Res-Care, Inc. Retirement Savings Plan as of December 31, 2005 and 2004, and for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of Res-Care, Inc.
/s/ Mountjoy & Bressler, LLP
Louisville, KY
June 27, 2006